Exhibit 19.1

Insider Trading Policy

Greystone Housing Impact Investors LP

Adopted September 10, 2019; Last Updated/Ratified November 5, 2025

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Greystone Housing Impact Investors LP (the “Partnership”) and the handling of confidential information about the Partnership and the companies with which the Partnership does business. This Policy has been adopted to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

The Partnership is managed by its general partner, America First Capital Associates Limited Partnership Two, a limited partnership (the “General Partner”). The General Partner in turn is managed by its general partner, Greystone AF Manager LLC (“Greystone Manager”). The members of the Board of Managers of Greystone Manager (the “Board”) act as the directors of the Partnership and certain employees of Greystone Manager act as the officers of the Partnership. As used in this Policy, the term “director” means the members of the Board, “officer” means the employees of Greystone Manager that serve as officers of the Partnership, and “employee” means the employees of Greystone Manager or other Greystone affiliates that act on behalf of the Partnership. Accordingly, this Policy applies to:

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any officers and any employees of the Partnership and its subsidiaries
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the General Partner
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Greystone Manager
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all members of the Board
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all officers and other employees of Greystone Manager
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any other Greystone affiliated employee who performs services on behalf of Greystone Manager, the General Partner or the Partnership

Greystone Manager may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information relating to the Partnership.

This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Partnership’s securities (collectively referred to in this Policy as “Partnership Securities”), including the beneficial unit certificates (BUCs) representing assignments of limited partnership interests in the Partnership and the Partnership’s Series A Preferred Units, Series A-1 Preferred Units, Series B Preferred Units, and any other type of securities that the Partnership may issue, including (but not limited to) any series or class of preferred limited partnership interests, notes or debentures, convertible debentures, warrants or any rights that may be settled in Partnership Securities, as well as derivative securities that are not issued by the Partnership, such as exchange-traded put or call options or swaps relating to the Partnership Securities.

The term “transaction” or “trade” includes buying or selling of securities (on the open market or in a private transaction, through a broker or otherwise and including the sale of securities in foreclosure for a margin call or pledge), granting to others options on securities you hold, and entering into short, hedging, monetization or other options transactions involving securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Partnership and to not engage in transactions in Partnership Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the General Partner or the Partnership, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

If you have any questions concerning any aspect of this policy or the application of this Policy to you, you should contact the Compliance Officer before you initiate any transaction. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences, including those described below under the heading “Consequences of Violations.”

Administration of the Policy

Unless otherwise determined by the Board, the person serving as the Chief Financial Officer (“CFO”) of the Partnership shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the CFO or by the Board shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

No director, officer or other employee of the Partnership (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Partnership may, directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in Partnership Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.
Recommend the purchase or sale of any Partnership Securities;
3.
Disclose material nonpublic information to persons within the Partnership whose jobs do not require them to have that information, or outside of the Partnership to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless such disclosure is specifically authorized; or
4.
Assist anyone engaged in the above activities.

In addition, no director, officer or other employee of the Partnership (or any other person designated as subject to this Policy) who, in the course of working for the Partnership, learns of material nonpublic information about a company with which the Partnership does business, including financing sources, bond issuers, sponsors or developers, may trade in that other company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Greystone’s and the Partnership’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset, or a pending or proposed joint venture;
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A company restructuring;
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A change in distribution policy or distribution practice;
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Significant related party transactions;
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Bank borrowings or other financing transactions out of the ordinary course;
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An offering of securities (including the Partnership Securities) or the establishment of a repurchase program for securities (including the Partnership Securities);
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A change in management or in the Board;
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A change in auditors or notification that the auditor’s reports may no longer be relied upon;
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Development of a significant new business line, business model, product, process, or service;
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Downgrade in the investment rating of the Partnership or any significant portion of the Partnership’s investments that are rated, realization of significant losses in respect of the Partnership’s derivative instruments, a change in the determination that the Partnership’s assets are qualifying investments under the Community Reinvestment Act of 1977, a significant change in the tax-exempt status of interest earned on investments, or any action that would cause the Partnership to be treated as an association taxable as a corporation;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Insolvency, impending bankruptcy or the existence of severe liquidity problems or significant credit losses or defaults, including by the Partnership, by the sponsor of an asset securitization financing program, or by the residential/commercial properties obligated on the mortgage loans securing the Partnership’s mortgage revenue bonds and similar investment assets;
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A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
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The imposition of an event-specific restriction on trading in Partnership Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Partnership’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information will not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Partnership were to widely disseminate information on a Monday (before market open), you may not trade in Partnership Securities until Wednesday. If, for example, the Partnership were to widely disseminate information on Monday (after market close), you may not trade in Partnership Securities until Thursday. Depending on the particular circumstances, the Partnership may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Partnership Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Partnership Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore must make them aware of the need to confer with you before they trade in Partnership Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Restricted Unit Awards. This Policy does not apply to the vesting of restricted unit awards, or the exercise of a tax withholding right pursuant to which you elect to have the Partnership withhold Partnership Securities to satisfy tax withholding requirements upon the vesting of any restricted unit awards. The Policy does apply, however, to any sale of Partnership Securities issued in settlement of a restricted unit award, even if the sale is for the purpose of generating the cash needed to pay the tax withholding in respect of the restricted unit award.

Option Exercises. This Policy does not apply to the exercise of an option to acquire Partnership Securities granted pursuant to the Partnership’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Partnership withhold Partnership Securities subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Partnership Securities as part of a broker-assisted cashless exercise of an option, or any other sale of Partnership Securities for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding in respect of the option.

401(k) Plan. This Policy does not apply to purchases of Partnership Securities in a 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Partnership Securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of the fund containing the Partnership Securities; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of the Partnership Securities in your 401(k) plan account; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to fund containing Partnership Securities. Sales of Partnership Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Direct Partnership Transactions. Purchase of Partnership Securities from the Partnership or sales of Partnership Securities to the Partnership are not subject to this Policy.

Gifting

Gifts of Partnership Securities, whether to charitable institutions, friends or family members (including into any trust), or otherwise, may not technically constitute a purchase or sale of securities implicating the insider trading rules, but such gifts may nonetheless be inappropriate when a director, officer, or employee of the Partnership is in possession of material nonpublic information. As a result, the restrictions in this Policy relating to transactions in Partnership Securities, pre-clearance procedures, and reporting requirements apply to gifts of Partnership Securities made by directors, officers, and employees of the Partnership. A transaction is not a gift if it is made to satisfy a legal obligation or if the transferee receives some value in return for the gift. Value in return for a gift can be non-monetary, such as public recognition or an award. The determination of whether or not a transferee receives some value in return for the gift shall be made by the Compliance Officer. Notwithstanding the foregoing, an individual is permitted to make a bona fide gift of Partnership Securities even during a Blackout Period (as defined below) or if in possession of material nonpublic information if the individual receives a written commitment from the donee of the Partnership Securities that such donee will not sell the gifted securities before the end of the Blackout Period or before the material nonpublic information becomes public. However, gifts of this nature remain subject to the pre-clearance procedures and reporting requirements set forth in this Policy.

If a gift is made pursuant to an approved Rule 10b5-1 Plan (as defined below), that gift shall not be subject to the restrictions in this Policy related to transactions in Partnership Securities or to the pre-clearance procedures (except as such pre-clearance procedures relate to the pre-clearance of the Rule 10b5-1 Plan itself).

Transactions Not Subject to This Policy

Transactions in mutual funds that are invested in Partnership Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

There is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Accordingly, any persons covered by this Policy must be aware of the following restrictions for certain types of transactions:

Short-Term Trading. Short-term trading of Partnership Securities may be distracting to the person and may unduly focus the person on the Partnership’s short-term stock market performance instead of the Partnership’s long-term strategic objectives. For these reasons, any director, officer or other employee of the Partnership who purchases Partnership Securities may not sell any Partnership Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Partnership Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Partnership’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Partnership’s performance. For these reasons, short sales of Partnership Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Partnership’s long-term strategic objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Partnership Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the other holders of Partnership Securities. Therefore, directors, officers and employees are prohibited from engaging in any hedging or monetization transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Partnership Securities, directors, officers and other employees are prohibited from holding Partnership Securities in a margin account or otherwise pledging Partnership Securities as collateral for a loan. (Pledges of Partnership Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Partnership therefore discourages placing standing or limit orders on Partnership Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order must be limited to short duration and must otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Section 16 Compliance

All named executive officers, directors and persons who are directly or indirectly the beneficial owner of more than 10% of any class of registered equity securities (collectively, “Reporting Persons”) are required to comply with Section 16 of the Securities Exchange Act of 1934, and related rules and regulations which set forth reporting obligations.

The following is a brief summary of the forms and reporting timelines for filings required by Section 16:

Form 3. All Reporting Persons are required to file a Form 3 with the SEC within ten (10) days after such person becomes a Reporting Person. For example, the appointment of a new executive officer or member of the Board would trigger a filing requirement. A Form 3 must be filed even if no Partnership Securities are beneficially owned by the executive officer or member of the Board. The Partnership’s accounting department has the ability to electronically file this form for Reporting Persons.

Form 4. A Reporting Person has a duty to file a Form 4 with the SEC within two (2) business days of the transaction of any change in the Reporting Person's beneficial ownership of the Partnership Securities. This includes all open market transactions and all transactions such as option grants and exercises. Form 4’s must be filed via the SEC’s EDGAR system. The Partnership’s accounting department has the ability to electronically file these forms for Reporting Persons.

Form 5. A Reporting Person who served in such a capacity at any time during the fiscal year must file an annual ownership report, Form 5, disclosing all previously unreported transactions. A Form 5 must be filed within forty-five (45) days after the end of the fiscal year, unless there were no transactions that would require Form 5 disclosure, or all transactions and holdings required to be reported have been previously reported on a Form 3 or Form 4.

A Reporting Person is regarded as the indirect beneficial owner of Partnership Securities held in the name of a member of the Reporting Person’s “immediate family” residing in the same household as the Reporting Person, such as a spouse or child. Therefore, a Reporting Person must ordinarily report on a Form 3, Form 4 or Form 5 all Partnership Securities held by the Reporting Person’s immediate family. In appropriate circumstances, a Reporting Person who may disclaim beneficial ownership of Partnership Securities beneficially owned by members of his or her immediate family.

Bona fide gifts of Partnership Securities by a Reporting Person involve a change in beneficial ownership and must be reported on Form 4. If the gift is to the Reporting Person’s spouse, child or other immediate family member residing in the same household, the Reporting Person will continue to have beneficial ownership over the Partnership Securities and continue to report this beneficial ownership in future Section 16 forms.

In some cases, transactions that occur up to six months after an individual ceases to be a Reporting Person may be required to be reported on Form 4 or Form 5 and, consequently, matched with transactions that occurred while the person was a Reporting Person and considered short-term trades (discussed previously).

The Partnership is available to assist in preparing and submitting all filings required by Section 16; however, the individual is solely responsible for compliance with all Section 16 requirements. To enable the Partnership to prepare, and file, forms on a timely basis, it is important that Reporting Persons maintain a current Power of Attorney with the Partnership. The Power of Attorney form is provided to each Reporting Person annually as a component of the Officers & Directors Compliance Questionnaire. In the interim, a Power of Attorney form will be provided to any new Reporting Person. This form must be signed and returned to the Compliance Officer as quickly as possible to ensure the timely submission of all filings on behalf of the Reporting Person. Any inquiries concerning compliance with Section 16 should be directed to the Compliance Officer.

Additional Procedures

The Board has established additional procedures in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. Directors, officers and other employees designated from time to time by the Compliance Officer, as well as their Family Members and Controlled Entities, may not engage in any transaction in Partnership Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in Partnership Securities and may not inform any other person of the restriction. Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted by the Compliance Officer. Transactions not effected within the time limit must be submitted again for pre-clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Partnership and should fully describe those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction(s) on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions Directors, officers and other employees designated from time to time by the Compliance Officer, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Partnership Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the eighth business day prior to the end of each fiscal quarter and ending the second business day after the date of the public release of the Partnership’s financial results for that quarter. In other words, these persons may only conduct transactions in Partnership Securities during the “Window Period” beginning on the third business day after the public release of the Partnership’s quarterly financial results and ending on the ninth business day before the end of each fiscal quarter.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Partnership and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade in Partnership Securities. In addition, the Partnership’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons are prohibited from trading in Partnership Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they may not trade in Partnership Securities, without disclosing the reason for the restriction.

The existence of an event-specific trading restriction period or extension of a Blackout Period may or may not be announced to all persons subject to this Policy as a whole. In any event, if you are advised that you are subject to an event-specific restriction or an extension of Blackout Period, you may not communicate that fact to any other person. Even if the Compliance Officer has not designated you as a person who may not trade due to an event-specific restriction, you may not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Partnership Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Partnership Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and any other guidelines for Rule 10b5-1 Plan developed by the Compliance Officer or the Partnership. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. After approval, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Partnership Securities even after termination of service to the Partnership. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Partnership Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Partnership Securities upon the expiration of any Blackout Period or other Partnership-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities. Under federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, including imprisonment, significant criminal fines, and civil penalties of up to three times the profits gained or losses avoided. These criminal and civil penalties apply even if the violator did not use the non-public information to make a trade and even if the violator was merely a “tipper” who passed the information or advice on to others who traded in securities. Also remember that anyone scrutinizing your transactions will be doing so after the fact and with the benefit of hindsight. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view your transaction.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition to criminal or civil penalties, failure to comply with this Policy may result in other serious consequences, including discipline, termination of employment for cause or removal from the Board, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at 402-952-1233 or by e-mail at Jesse.Coury@greyco.com

CERTIFICATION

I certify that:

1.
I have read and understand the Partnership’s Insider Trading Policy (the “Policy”).
2.
I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
3.
Since the date of the Policy, or such shorter period of time that I have been an employee of the Partnership, I have complied with the Policy.
4.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: ___________________________________
Signature: ___________________________________
Date: ___________________________________